Exhibit 99

August 5, 2003

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Charles K. Graham, President & CEO or
Francie P. Reppy, Senior Vice President & CFO
(304) 233-0060

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES SECOND QUARTER 2003 EARNINGS

Wheeling, WV, August 5, 2003–First West Virginia Bancorp, Inc. (AMEX: FWV) President and Chief Executive Officer, Charles K. Graham, today announced second quarter earnings for the Wheeling, West Virginia, based bank holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the second quarter of 2003 was reported at $690,729 or $.45 per share, compared to $673,063 or $.44 per share reported for the same period a year earlier. The increase in earnings during the second quarter of 2003 compared to 2002 primarily results from the increase in noninterest income combined with the decrease in the provision for loan losses, offset in part by the increase in noninterest expenses and the decrease in net interest income. Noninterest income increased $133,776 or 56.7% in the second quarter of 2003 as compared to the same period in 2002. The increase in noninterest income during the second quarter of 2003 as compared to 2002 was primarily due to a $117,337 net gain on sales of investment securities available for sale by the Holding Company’s subsidiary bank. The provision for loan losses was reduced by $75,000 for the second quarter of 2003 as compared to the same period in 2002. Net interest income decreased $198,290 or 8.4% over the same period in 2002. Net interest income decreased primarily due to the decline in the interest earned on loans and investment securities, offset in part by the decrease in the interest rates paid on interest bearing liabilities. Noninterest expenses increased $29,947 or 2.0% during the second quarter of 2003 as compared to 2002. Increased operating expenses and salary and employee benefits combined with the decrease in occupancy expenses contributed to the increase in noninterest expense during the three months ended June 30, 2003 as compared to the prior year.

For the six months ended June 30, 2003, net income was reported at $1,310,200 or $.85 per share compared to $1,284,027 or $.84 per share reported for the same period in 2002. The 2.0% increase in earnings was primarily due to the increase in noninterest income and decrease in the provision for loan losses, offset in part by increased noninterest expenses and the decrease in net interest income.

The Merger and Plan of Reorganization between First West Virginia Bancorp, Inc. and two of its wholly owned subsidiary banks, Progressive Bank, N.A. Wheeling, West Virginia and Progressive Bank, N.A.—Buckhannon, Buckhannon, West Virginia was completed as of the close of business on June 27, 2003. Pursuant to the agreement, Progressive Bank, N.A.—Buckhannon was merged with and into Progressive Bank, N.A. and the branch offices of the former Progressive Bank, N.A.—Buckhannon now operate as branch offices of Progressive Bank, N.A.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

	June 30,
(Dollars in thousands, except share and per share data)	2003	2002
AT PERIOD END
Total Assets	$274,258	$250,681
Total Deposits	$240,055	$220,998
Total Loans net of unearned income	$138,395	$130,743
Total Investment Securities	$114,888	$92,122
Shareholders’ Equity	$23,264	$21,275
Shareholders’ Equity Per Share of Common Stock	$15.12	$13.83

FOR THE SIX MONTHS ENDED
Net income	$1,310	$1,284
Provision for Possible Loan Losses	$165	$300
Earnings Per Share of Common Stock	$.85	$.84
Dividends Per Share of Common Stock	$.36	$.34
Return on Average Assets	.98%	1.07%
Return on Average Equity	12.28%	13.00%

FOR THE THREE MONTHS ENDED
Net income	$691	$673
Provision for Possible Loan Losses	$75	$150
Earnings Per Share of Common Stock	$.45	$.44
Dividends Per Share of Common Stock	$.18	$.17
Return on Average Assets	1.01%	1.07%
Return on Average Equity	12.78%	13.44%
Average shares outstanding	1,538,443	1,538,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”